Noranda Inc.

181 Bay Street, Suite 4100

P.O. Box 755, BCE Place

Toronto, ON,

Canada M5J 2T3

www.noranda.com

noranda                                                                                                                                                      Tel (416) 982 7111

Fax (416) 982 7423

September 13, 2002

Mr. Rudi P. Fronk

President and CEO

Seabridge Gold Inc.

172 King Street East, 3rd Floor Toronto, Ontario

M5A 1J3

(416) 367-9292

Dear Mr. Fronk:

Subject: Kerr — Sulphside Property, British Columbia

Noranda Inc. ("Noranda") proposes the following terms (the "Option Agreement") whereby Noranda will have an option to acquire 65% of the interest in the mining claims held by Seabridge Gold Inc. ("Seabridge") in the Skeena Mining Division, British Columbia as more particularly described in Schedule "A" attached hereto (the "Property").

Noranda is entering into this Agreement on the fundamental understanding that Noranda will replace the existing $225,000 reclamation bond posted by Seabridge on the Property with a reclamation bond posted by it on the Effective Date and thereupon the $225,000 so posted by Seabridge will be released to Seabridge, provided, however, that the following terms and conditions shall be completed to Noranda's satisfaction:

(a)

an acceptable agreement being reached by Noranda with the British Columbia Ministry of Energy and Mines (BCMEM) with respect to reclamation of historical work sites, including the Placer Dome Camp, located on the property;

(b)

the terms, scope and requirements of reclamation on the property will be negotiated and defined in a written agreement (the "Reclamation Agreement") with the BCMEM and the terms of the Reclamation Agreement shall be no more onerous in all material respects than the reclamation terms used by BCMEM in establishing the $225,000 bond presently held by Seabridge;

NORANDA/SEABRIDGE

Kerr/Sulphside Property BC

the Reclamation Agreement will stipulate that completion of reclamation as therein required shall terminate the reclamation bond and satisfy all present and future reclamation obligations related to historical work conducted on the Property and that this release shall be transferable to Seabridge should the Option Agreement be terminated. A clause will be incorporated in the Reclamation Agreement absolving Noranda of any reclamation responsibilities or future liabilities for historical activities outside of those defined by the Reclamation Agreement; and

(c)

Noranda shall conduct an examination of the property and title thereto while the Reclamation Agreement is being negotiated and must be satisfied with the results of such examination.

In the event that a Reclamation Agreement is not successfully negotiated with the BCMEM with respect to reclamation of historical activity on the Property as provided above, or any of the other terms and conditions (a) to (d) is not satisfied, or if the consents and Assumption Agreements referred to in Section 1(d) and Section 20 have not been obtained or executed, as the case may be, Noranda at it sole election may terminate the Option Agreement and, if Noranda so elects, the parties shall be deemed never to have entered into the Option Agreement.. In the event that all such terms and conditions are satisfied and such consents have been obtained and Assumption Agreements executed, Noranda shall notify Seabridge to that effect and the date of such notice shall hereinafter be referred to as the "Effective Date". If Noranda has not provided such notice on or before September 30, 2003, Seabridge, at its sole election, may terminate the Option Agreement. Upon successful negotiation of the Reclamation Agreement and satisfaction of all of the terms and conditions in (a) to (d) above, Noranda will agree to conduct reclamation activities that will meet the requirements under the Reclamation Agreement. Recontouring of the Kerr drill access roads or other similar roads on the Property is not contemplated. Any costs incurred in connection with such reclamation work shall qualify as "Expenditures" contemplated under Section 4(a).

THE PROPERTY

1.

Representations and Warranties. Seabridge represents and warrants that on the date hereof and on the Effective Date:

(a)

the Property is properly and accurately described in Schedule "A";

(b)

to the best of its knowledge, information and belief, following due enquiry, Seabridge holds a 100% legal and beneficial ownership interest in the Property ("Interest") granted and held pursuant to the Mineral Tenure Act (the "Act") subject only to a 1% net smelter royalty (capped and subject to a lump sum purchase obligation in the amount of $4,500,000) payable to Placer Dome (KS) Limited pursuant to the Asset Purchase and Sale, Royalty and Indemnity Agreement dated March 27 , 2001 and a 2% of one-half of Net Smelter Returns (capped and subject to a lump sum purchase right in the amount of US$450,000) payable to Grace Dawson and an advance royalty of US$5,000 per year in respect thereof payable under the terms of an agreement among Newhawk Gold Mines Ltd., Granduc Mines Limited and Grace Dawson dated December 18, 1990;

(c)

to the best of its knowledge, information and belief, following due enquiry, the Property is duly recorded with the Gold Commissioner for the Skeena Mining

Division (Mining Recorders Office); the mining claims comprising the Property are not required to be renewed, and the Property assessment work is in good standing and will be in good standing, for a period of at least 6 months following the Effective Date; and the Property is held free and clear of all encumbrances, including secondary surface rights, land claims and mineral in-holdings and, except as specifically described in Section 1(b), no other person has any proprietary or royalty interest in the Property;

(d) the execution, delivery and performance of this Agreement by Seabridge and the consummation of the transactions contemplated herein, including the transfer of an Interest in the Property to Noranda, does not and will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Seabridge, or any lease, lien, permit, promissory note, security agreement, commitment, indenture, mortgage, hypothec, deed of trust or other agreement, instrument or arrangement to which Seabridge is a party or by which it or the Property is bound; (ii) an event that would permit any party to rescind any agreement or accelerate the maturity of any obligation of Seabridge related to the Property; (iii) the creation or imposition of any lien on the Property; or (iv) an event requiring the consent of any other party, including, without limitation, the shareholders of Seabridge, except that before Seabridge may transfer its interest in the Property to any person:

(i)

Seabridge must obtain the consent of Placer Dome (KS) Limited under the Asset Purchase and Sale, Royalty and Indemnity Agreement dated for reference the 27th day of March, 2001, and in connection therewith Noranda must agree in writing in favour of Placer Dome (KS) Limited to be bound by and subject to the terms of the Asset Purchase and Sale, Royalty and Indemnity Agreement; and

(ii)

Seabridge must obtain the consent of Newhawk Gold Mines Ltd. to the assignment of its interest in the Xray 2 and Xray 6 claims to Noranda under the terms of the agreement dated February 3, 1992, between Placer Dome Inc. and Newhawk Gold Mines Ltd., the Memorandum of Understanding of February 4, 1992 between Placer Dome Inc. and Newhawk Gold Mines Ltd. and the Assignment and Assumption Agreement dated February 4, 1992, between Placer Dome Inc. and Newhawk Gold Mines Ltd. and in connection therewith Noranda must enter into an Assumption Agreement with Newhawk Gold Mines Ltd. assuming the obligations of Placer Dome Inc. in accordance with the Memorandum of Understanding of February 4, 1992 between Placer Dome Inc. and Newhawk Gold Mines Ltd.; and

(e) there are no outstanding work orders or actions required to be taken pursuant to the Act or any other applicable legislation or statute relating to environmental matters in respect to the property or any operations thereon (with the exception of the $225,000 reclamation bond) and that it has no knowledge of any other environmental issues affecting the Property.

THE OPTION

1.

Grant of Option. Seabridge hereby irrevocably grants to Noranda the sole and exclusive option to acquire an initial 50% Interest in the Property (the "Option") and to acquire a subsequent additional 15% Interest in the Property (the "Bump Up Option") as set out herein.

2.

Holding Title. On or after the Effective Date, Seabridge will, at Noranda' s request and expense, transfer 100% of registered title to the Property to Noranda to be held in trust by Noranda in accordance with the terms of this Agreement. Until such time as Noranda makes such a request, Seabridge will hold 100% of the Interest in trust on behalf of the parties in accordance with the terms of this Agreement. Until the Effective Date, Seabridge shall take all commercially reasonable actions required to ensure that the representations and warranties relating to the Property to be given on the Effective Date are true and accurate on that date. Following the Effective Date, and provided that Noranda is in current compliance with its obligations under this Agreement, Seabridge shall take no action to encumber or alienate title to the Property or hinder its ability to subsequently transfer 100% of unencumbered title to the Property to Noranda at Noranda's request pursuant to this Section 3. In the event that Noranda elects not to acquire 100% of the registered title to the Property pursuant to this Section 3, it shall nonetheless be entitled to exercise all the rights with respect to the Property as conferred by this Agreement and Seabridge shall comply with any directions provided to it from time to time by Noranda in exercise of such rights.

3.

Option Earn-In. To maintain the Option in good standing and earn its initial 50% Interest in the Property, Noranda must:

(a)

from the Effective Date to the anniversary of the Effective Date ("Option Period") incur expenditures relating to the reclamation, exploration and development of the Property ("Expenditures"):

(i)

of not less than $250,000 in the initial year (in addition to any reclamation Expenditures) and $500,000 in any subsequent year (including reclamation Expenditures) (from one anniversary of the Effective Date to the next); and

(ii)

in the aggregate of six million dollars ($6,000,000), and

(b)

give written notice to Seabridge no later than thirty (30) days after the obligation under Section 4(a) has been complied with, but in no event later than the 6' anniversary of the Effective Date.

In the event Noranda does not incur the required minimum or aggregate Expenditures within the requisite time period but wishes to keep the Option in good standing, it shall be entitled to do so by making a non-refundable payment to Seabridge equal to the difference between the required minimum or aggregate Expenditures and the amount of Expenditures actually incurred before the end of the relevant period. Upon satisfying conditions (a) and (b) herein, a 50% Interest shall vest in Noranda.

For the purposes of this agreement, the term "Expenditures" shall refer to costs incurred on reclamation of the Property and on exploration and development activities directed towards disclosure and definition of an ore body on the Property, including payments required to maintain the Property in good standing, monies expended in paying the fees, wages, salaries, travelling expenses and fringe benefits of all persons engaged in work with respect to or for the benefit of the Property and which are attributable to such persons work on the Property and an overhead fee equal to 5% of Expenditures incurred by Noranda in relation to the Property, except third party contracts which exceed $50,000 in a single year for which the overhead fee will be 3%, and any construction or development contracts in excess of $100,000 to which a 1% overhead fee shall apply.

5.

Bump Up Option. Upon completion of its Option earn-in pursuant to Section 4, Noranda shall acquire an additional option (the "Bump Up Option") to increase its 50% Interest to a 65% Interest by funding 100% of the cost to complete a Feasibility Study within five (5) years of electing to do so as herein provided. Contemporaneously with the delivery of the written notice referred to in Section 4(b) (the "First Notice Date"), Noranda shall notify Seabridge in writing whether it elects:

(a)

to complete a Feasibility Study within five (5) years of the First Notice Date;

(b)

to delay an election to complete a Feasibility Study by up to an additional three (3) years from the First Notice Date by choosing the Bump Up Option Extension Period described in Section 6; or

(c)

to terminate the Bump Up Option, but in any event Noranda must elect one of (a), (b) or (c).

6.

Bump Up Option Extension Period In the event that Noranda elects to provide written notice pursuant to Section 5(b) and selects the Bump Up Option Extension Period, it shall be entitled to postpone the delivery of a written notice electing to complete a Feasibility Study within a five (5) year period for up to three (3) years until the third anniversary of the First Notice Date. For each year or partial year during the Bump Up Option Extension Period, as measured by one anniversary of the First Notice Date to the next, that Noranda wishes to preserve such extension, Noranda must either incur Expenditures or make a payment to Seabridge as follows:

(a)

In the first year, Expenditures of no less than $1,250,000 or a cash payment to Seabridge of $250,000;

(b)

In the second year, Expenditures of no less than $1,250,000 or a cash payment to Seabridge of $500,000;

(c)

In the third year, Expenditures of no less than $1,250,000 or a cash payment to Seabridge of $750,000.

Noranda shall notify Seabridge in writing no later than 30 days prior to the commencement of each year during the Bump Up Option Extension period as to whether it elects to incur Expenditures or make a payment to Seabridge in that year. If Noranda elects to make a payment to Seabridge in that year, payment must be made no later than 30 days after the commencement of that year.

At any time on or prior to the third anniversary of the First Notice Date, but in no event later than the third anniversary of the First Notice Date, Noranda shall notify Seabridge in writing that it elects to complete a Feasibility Study within five (5) years of the date on which the written notice is delivered. If Noranda chooses to deliver such notice prior to the third anniversary of the First Notice Date, it may do so provided that it has incurred the Expenditures or made payments to Seabridge as required hereunder for all previous years comprising the Bump Up Option Extension Period as well as for the entire year which includes the date on which such notice is delivered. In such event, Noranda shall be under no obligation to incur any minimum Expenditures or make any payments to Seabridge with respect to the full years remaining in the Bump Up Option Extension Period.

Any Expenditures exceeding the required minimum expenditures in any year during the Bump Up Option Extension Period may not be carried forward and credited to the Expenditures which Noranda elects to incur in any subsequent year in the Bump Up Option Extension Period. In the event Noranda has elected to incur Expenditures in a year but does not incur the minimum Expenditures required in that year, but wishes to keep the Bump Up Option Extension Period in good standing, it shall be entitled to do so by making a non-refundable payment to Seabridge equal to the difference between the minimum Expenditures required in that year and the amount actually incurred in that year

7.

Exercising the Bump Up Option. The Bump Up Option may be exercised by Noranda upon providing written notice to Seabridge pursuant to:

(a)

Section 5(a); or

(b)

pursuant to Section 6 (provided that Noranda has provided notice pursuant to Section 5(b) and selected the Bump Up Option Extension Period and complied with Section 6),

and by such notice elects to complete a Feasibility Study within five (5) years of the date on which such written notice was delivered, and by completing and delivering to Seabridge such Feasibility Study within such five (5) year period. An additional 15% Interest shall vest in Noranda immediately upon completion and delivery to Seabridge of the Feasibility Study ("Bump Up Option Vesting") within such five (5) year period.

8.

Termination of the Agreement. All payments and Expenditures required to keep the Option and Bump Up Option in good standing as outlined in Sections 4, 6 and 7, or otherwise required to be made before Bump Up Option Vesting occurs, except the reclamation expenditures to be incurred pursuant to the Reclamation Agreement after the Effective Date which is a firm obligation, are optional at the sole discretion of Noranda and Noranda shall not be required to make any such payment or incur any such Expenditures unless it wishes to keep the Option and Bump Up Option in good standing. After completion of its obligations under the Reclamation Agreement and until Bump Up Option Vesting has occurred, Noranda may terminate at any time:

(a)

the Option by providing notice thereof and complying with section 18 hereof regarding dropping claims; or

(b)

the Bump Up Option by giving Seabridge written notice of such termination and upon receipt of such notice by Seabridge the Bump Up Option shall terminate.

Within a 180 day period after delivery of a notice of termination of the Option or the Bump Up Option Noranda shall provide to Seabridge the original or copies (if such data is capable of being copied onto paper or electronically) of, if applicable, all reports, maps, sections, drill logs, assay results, core, sample pulps, studies and all other records or data (paper or electronic) and physical samples or material with respect to all work of Noranda performed on or concerning, or extracted from, the Property, to the extent the same are in Noranda's possession (collectively, the "Property Data")

9.

The Seabridge Purchase Option. If Noranda has complied with Section 4 and acquired a 50% Interest in the Property, Seabridge shall have the right, but not the obligation, to acquire the 50% Interest held by Noranda upon paying Noranda $3,000,000. The Seabridge purchase option shall arise if any one of the following events (any one being a "Repurchase Event") occurs:

(a)

if Noranda elects to terminate the Bump Up Option under section 5(c) or section 8 hereof;

(b)

if Noranda fails to incur the Expenditures or make the payments or deliver a notice as required under Section 6 after having delivered notice pursuant to Section 5(b) and selecting the Bump Up Option Extension Period; or

(c)

if Noranda fails to exercise the Bump Up Option by completing and delivering a Feasibility Study to Noranda within the time period established under Section 7.

If a Repurchase Event occurs and Noranda has not itself given a notice of termination of this Agreement, Seabridge may exercise its right to acquire the 50% Interest held by Noranda but only if:

(i)

it shall have first given Noranda a written notice of such Repurchase Event; and

(ii)

Noranda has not, within 10 days following delivery of such notice cured the failure causing the Repurchase Event by providing the notice or incurring Expenditures or making a payment of the shortfall for that time period to Seabridge, as the case may be.

Within thirty (30) days following any failure by Noranda to cure any failure within the period described in item (ii) above Seabridge shall notify Noranda in writing as to whether it elects to acquire the 50% Interest held by Noranda and, if it does so elect, it shall arrange to reimburse Noranda as required above within thirty (30) days of delivering such notice whereupon Noranda shall transfer the 50% Interest which it holds and any reclamation bonds which Noranda has posted with respect to the Property(and the monies deposited in respect thereof) to Seabridge. In the event that Seabridge fails to provide such notice or to arrange such payment as required herein, it shall be deemed to have waived any right to acquire the 50% Interest held by Noranda and the parties shall proceed to form a Joint Venture with respect to the Property in which each party holds an initial 50% Interest. The parties agree that this shall be a one-time election by Seabridge which may only be exercised on the first to occur of any one of items (a), (b) or (c).

In the event that Seabridge acquires Noranda's 50% Interest hereunder, Noranda shall furnish all Property Data to Seabridge within 180 days of such acquisition.

10.

Feasibility Study. A Feasibility Study for the purposes hereof means a study showing the feasibility of placing the Property into production, in such form and detail as would be accepted by the board of directors of Noranda in determining the viability of mining projects such as the Property and shall include a reasonable assessment of the mineable mineral reserves and their amenability to milling, a complete description of the work, equipment and supplies required to bring the Property into production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations using reasonable assumption as to mineral prices and supported by explanations of the following information

(a)

A description of that part of the Property to be covered by the proposed mine,

(b)

the estimated recoverable reserves of minerals and the estimated composition and content thereof, including the effect of grade, dilution and impurities,

(c)

the proposed procedure for development, mining and production,

(d)

results of milling amenability tests,

(e)

the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill, and the proposed mill site location, if any, or appropriate provisions for custom milling facilities,

(f)

the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements,

(g)

the results of all environmental impact studies for the Property and costs of such studies,

(h)

the period in which it is proposed the Property shall be brought to production,

(i)

working capital requirements for the initial four (4) months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances by the party doing the study,

(j)

estimates of shutdown and reclamation costs, and

(k)

the net present value of the Property, through a detailed presentation of the financial model used to generate the net present value, including the principal assumptions relating thereto and appropriate sensitivity tests.

Any costs incurred by Noranda in preparing a Feasibility Study shall, if incurred prior to the 6`1' anniversary of the Effective Date or during the Bump Up Option Extension Period, be credited against the minimum annual or aggregate Expenditures obligations required in accordance with Sections 4 and 6, as the case may be.

11.

Information Disclosure To Noranda. Upon execution of this Agreement and throughout its term, Seabridge will make available to Noranda all information in its possession or control relating to work done on or with respect to the Property.

NORANDA/SEABRIDGE

9

- Kerr/Sulphside Property BC

RIGHTS AND OBLIGATIONS PRIOR TO BUMP UP OPTION VESTING

1.

Land Holding Fees. Until the first to occur of the Bump Up Option Vesting, termination of the Option or the Bump Up Option or expiry of the Option or the Bump Up Option unexercised, Noranda shall be responsible for paying annual rentals or holding fees, including fees payable for maintaining the mining claims, filing reports with government agencies, applying work assessment credits to the claims and otherwise maintaining the Property in good standing, and any costs incurred in connection therewith shall be included as Expenditures pursuant to Section 4 and Section 6 as the case may be. Until Bump Up Option Vesting occurs, neither party shall be entitled to create any liens or encumbrances against title to the Property or to alter the terms of any agreements affecting title to the Property including, without limitation, the agreements referred to in Section 1(b), without the prior written approval of the other party. Notwithstanding the responsibility assumed by Noranda hereunder, the lump sum purchase of $4,500,000 for the Placer Dome royalty referred to in Section 1(b) shall, irrespective of when it becomes due, be the obligation of the Joint Venture constituted under this Agreement and shall be the responsibility of the parties in accordance with their respective Interests at the time the Joint Venture is constituted.

2.

Work Standards. All work done by Noranda shall be done in accordance with good mining, exploration and development practice and in compliance with all applicable laws and regulations including all reclamation obligations.

3.

 Indemnity. Until the Bump Up Option Vesting occurs Noranda shall indemnify and save harmless Seabridge from and against all suits, claims, demands, losses and expenses that directly arise as a result of Noranda's activities on the Property.

4.

Annual Reports and Other Disclosure to Seabridge. Until the Bump Up Option Vesting occurs, Noranda shall provide Seabridge with annual reports indicating any results and interpretations obtained or received in connection with exploration or development work on the Property and an accounting of Expenditures which were incurred. The annual report will be submitted to Seabridge on or before March ls` of each successive year. Notwithstanding such disclosure by Noranda, it shall not have any liability or responsibility to Seabridge in connection with any reports or results that it provides to Seabridge, or any information contained therein, and Seabridge agrees that it will rely on its own appraisals and interpretations related thereto. Each annual report shall be conclusive evidence of the making of the Expenditures set out therein unless Seabridge questions the accuracy of such statement within 90 days of receipt. If Seabridge questions the accuracy of the statement and the matter cannot be resolved between the parties, the matter shall be referred to a national firm of Chartered Accountants not engaged by either party for final determination. If such firm determines, after having consulted with Noranda, that the Expenditures incurred were less than those reported by Noranda, Noranda shall not lose any of its rights hereunder provided Noranda pays to Seabridge within 30 days of the receipt of the determination 100% of the deficiency in such Expenditures. If Noranda makes such payment, it shall be deemed to have also timely incurred Expenditures equal to such payment. If the firm of Chartered Accountants determines that the Expenditures incurred were less than 95% of those reported by Noranda, Noranda shall pay the entire cost of the determination; it they were 95% to 100% of those reported by Noranda, the cost of the determination shall be paid by Noranda and Seabridge equally; if in excess of 100% of the Expenditures reported by Noranda, Seabridge shall pay the entire cost of the Chartered Accountant's determination.

Seabridge shall be entitled to request a copy of any Property Data within Noranda's possession that is capable of being copied onto paper or electronically and Noranda shall, within 20 days of receiving such a request, furnish the requested copy to Seabridge.

If, in between delivery of annual reports there should arise any change in the condition of, status of, or prospects for profitable operation of a mine on, the Property which Noranda, exercising reasonable discretion, determines is material specifically in relation to the Property (excluding changes in market and other general conditions), Noranda shall promptly provide Seabridge with notice of the details of such change.

1.

Site Visits. Until the Bump Up Option Vesting occurs, Seabridge may visit the Property and/or the offices of Noranda or its agents and have access to all exploration results from the Property provided reasonable notice is given to Noranda and the costs of any such visits shall be borne by Seabridge and Noranda shall be held blameless and shall be indemnified by Seabridge for any claim or liability arising out of any mishap which may happen to Seabridge or its employees during the course of such visit.

2.

Exclusive Possession. Until the Bump Up Option Vesting occurs, Noranda in its sole discretion shall be responsible for proposing, carrying out and administering exploration and development work upon the Property and shall have exclusive charge of all operations on the Property. Subject to section 16, Noranda shall have quiet and exclusive possession of the Property and have the exclusive right to conduct exploration and development work on the Property, with the full right to remove mineral samples and ores for the purpose of assays and tests, and to have such buildings, machinery, equipment and supplies on the Property as it deems necessary.

3.

Dropping Claims. Until the Bump Up Option Vesting occurs, and upon providing Seabridge with notice to that effect, Noranda may relinquish to Seabridge one or more of the claims comprising the Property, provided that such claims are in good standing for at least one (1) year, whereupon Noranda shall have no further obligations with respect to such claims, except as set out below. In the event that at any time, until the Bump Up Option Vesting occurs, Noranda has dropped or transferred to Seabridge the claims which comprise the whole of the Property, then this Agreement shall thereupon terminate and Noranda shall have no further obligations or responsibilities in respect of the Property or to Seabridge, except as set out below. If Noranda wishes to withdraw from this Agreement prior to the Bump Up Option Vesting occurring or wishes to drop or abandon any claims comprising the Property in accordance with the terms hereof, it must complete all its cleanup, rehabilitation and reclamation obligations with respect to any work it has conducted hereunder, and any obligations pursuant to the Reclamation Agreement, with respect to the claims comprising the Property or the claims to be dropped, in accordance with all applicable regulations.

4.

Assignment. During the Option, neither party will assign, dispose or otherwise transfer any interest in the Agreement or in the Property to any third party other than to an affiliate of such party.

20.

Re-transfer of Title by Noranda. In the event that Noranda:

(a)

allows the Option to expire unexercised; or

(b)

is required to transfer its 50% Interest to Seabridge in the circumstances described in Section 9, or is required to convey to Seabridge any Interest to which it is entitled pursuant to Section 22,

it shall transfer the requisite Interest in the mining claims which comprise the Property which it holds in trust at the date to Seabridge and Seabridge shall accept such transfer and Noranda shall ensure that the mining claims are not required to be renewed and that the Property assessment work is in good standing for a period of one (1) year following the date of such transfer. Seabridge shall execute Assumption Agreements as described under Section 1(d) with respect to any such re-transfer of title by Noranda and any consents (which shall be irrevocable) required for such re-transfer shall be obtained when the consents for the original transfer of title to Noranda are obtained and Noranda shall hold such documents in trust until the date such re-transfer occurs.

21.

Property Data.

Within 180 days of (or any other period otherwise specified herein) termination of Noranda's interest in the Property or any part thereof, whether by notice, failure to satisfy the terms of exercise of the Option, dropping claims or otherwise, Noranda shall provide the Property Data in respect of the terminated interest in the Property to Seabridge.

VESTING OF PROPERTY INTEREST

22.

The Joint Venture.

(a) In the event that Noranda acquires a 50% Interest in the Property pursuant to Section 4 and has terminated, has not exercised or has failed to exercise the Bump Up Option, and Seabridge has elected, or is deemed to have elected, not to acquire the 50% Interest held by Noranda in the circumstances outlined in Section 9, a Joint Venture to govern the future exploration and development of the Property will be immediately constituted in which the initial Interest of each party shall be 50%. Noranda shall convey to Seabridge a 50% Interest in the Property from the 100% Interest which it holds in trust and the obligation to hold the remaining 50% Interest in trust shall thereupon terminate.

Upon formation of the Joint Venture Noranda and Seabridge in accordance with their respective Interests will thereafter share all expenditures and obligations relating to the Property in accordance with their respective Interests. The Interest of a party from time to time can be calculated by dividing that party's Expenditures and deemed Expenditures relating to the Property by the total Expenditures and deemed Expenditures of all parties and expressing the result as a percentage.

Interest = Total Participant's Expenditures

x 100 Total Joint Venture Expenditures

The sum of all Interests must equal 100% at all times. For the purpose of this calculation, upon the formation of the Joint Venture, but subject to Section 13, each party will have deemed Expenditures equal to:

Noranda:

$ 6,000,000 Seabridge: $ 6,000,000

(b) In the event that Bump Up Option Vesting occurs, and Noranda acquires a 65% Interest, a Joint Venture to govern the future exploration and development of the Property will be immediately constituted in which the initial Interest of Seabridge will be 35% and in which the initial Interest of Noranda will be 65%. Noranda shall convey to Seabridge a 35% Interest from the 100% Interest which it holds in trust and the obligation to hold the remaining 65% Interest in trust shall thereupon terminate.

Upon formation of the Joint Venture all expenditures and obligations relating to the Property thereafter will be shared by Noranda and Seabridge in accordance with their respective Interests. The Interest of a party from time to time can be calculated by dividing that party's Expenditures and deemed Expenditures relating to the Property by the total Expenditures and deemed Expenditures of all parties and expressing the result as a percentage.

Interest =

Total Participant's Expenditures

x 100 Total Joint Venture Expenditures

The sum of all Interests must equal 100% at all times. For the purpose of this calculation, upon the formation of the Joint Venture, but subject to Section 13, Noranda will be deemed to have incurred all the exploration, development and feasibility costs which it has incurred to that date in relation to the Property and Seabridge will be deemed to have incurred Expenditures in relation to the Property in an amount equal to 53.846% of the costs which Noranda has incurred.

1.

Joint Venture Agreement. The parties shall employ all reasonable commercial efforts to negotiate and agree to a formal joint venture agreement ("Joint Venture Agreement") for the Property within one month of the creation of the Joint Venture. The Joint Venture Agreement shall incorporate the provisions of this Option Agreement with such additions thereto and additional provisions as would be typical for similar Canadian joint ventures.

2.

Designation of Operator. Noranda shall have the right to designate the operator ("Operator") provided Noranda maintains at least a 50% Interest in the Property subject, however, to the condition that if a party which is entitled to designate the Operator pursuant to this Section does not have at least a 50% Interest, then the Management Committee shall appoint the Operator. The designated Operator shall comply with its duties and obligations as described in the Joint Venture Agreement. The Operator will propose work plans and budgets to the Management Committee and implement work plans and budgets approved by the Management Committee.

1.

Management Committee. Upon the formation of Joint Venture as hereinbefore described, a Management Committee would immediately be formed with Noranda and Seabridge appointing the representatives thereon. Each party shall have a vote in Management Committee meetings equal to its Interest from time to time. Decisions shall be by majority vote with the Operator having a casting vote in case of deadlock.

2.

Work Plans and Budgets. Each work plan and budget will be prepared by the Operator in respect of a period of time of up to 12 months and will contain an itemised projection of expenditures to be incurred, the nature of the work to be performed and the expected schedule of implementation. Each such work plan and budget shall be submitted to the Management Committee for approval no later than 30 days prior to the commencement of the period to which it relates. The Operator will be entitled to submit phased work plans and budgets in which the implementation of successive phases will be dependent upon the result of previous phases.

3.

Participation in Work Plans and Budgets. Each party shall have the right to elect to participate in the work plan and budget approved by the Management Committee in proportion to its Interest or any lesser proportional interest or to decline to participate entirely by delivering a written notice of its election to that effect to the Management Committee prior to the commencement of the period to which such work plan and budget relates (the elected proportional participation in such work plan and budget shall be hereinafter referred to as a party's "Participating Interest") If a party fails to provide such a written notice to the Management Committee within such period, it shall irrevocably be deemed to have elected not to participate. In the event that either party elects (or is deemed to have elected) not to participate or to participate in a proportion less than its Interest, that shortfall shall promptly be offered to the other parties. In the event that in such subsequent offer the other parties elect to participate in the shortfall in amounts, which, collectively, exceed the amount of shortfall available, entitlement shall be apportioned on the basis of the relative Interests of the parties. In the event that the parties ultimately and collectively elect to participate in less than the entire work plan and budget, the Management Committee shall have the right, in its discretion, either to cancel and rescind the new work plan and budget or to revise and down-size the work plan and budget to a level, scope and size commensurate with the amount of funds actually committed by the parties.

4.

Cash Calls. Monthly expenditure projections will be provided by the Operator to the parties on a quarterly basis, 30 days in advance of each quarter and each party will remit funds representing its Participating Interest share of projected expenditures for the month in which the funds are scheduled to be expended to the Operator on or before the first day of the month in which the funds are scheduled to be expended. The Operator shall also be entitled to issue cash calls at any time to the parties requiring each party to contribute its Participating Interest share of any budget overruns of up to 10% of budgeted expenditures or its Interest share of any emergency or other unexpected expenditures. Failure by a party to provide its share of such cash call funds within 15 days of notice from the Operator that such funds are overdue will be deemed to be an election by such party that it is not participating in such cash call in respect of the shortfall between the amount that such party was required to contribute and the amount actually contributed and the Operator shall be entitled to invite the other party or parties to contribute such shortfall. In the event that another party contributes such shortfall, such party shall be deemed to have incurred $2.00 in costs related to the Property for each $1.00 contributed in respect of such shortfall for purposes of calculating the respective Interests of the parties in the Property. In the case of cash calls for budget overuns in excess of 10% of budgeted expenditures for a year, the Operator shall fund the cost of such overruns but, at the end of such year shall issue a cash call to the other parties requiring each party to contribute its Participating Interest share of such completed program. Failure by a party to provide its share of such cash call funds within 15 days of such notice shall result in dilution of such Party's Participating Interest using the formula set out in Section 22 hereof.

1.

Overhead Fee. Until the Bump Up Option Vesting occurs, Noranda shall be entitled to include as part of its Expenditure obligations pursuant to Section 4 and Section 6, if applicable, an overhead fee equal to 5% of Expenditures incurred by Noranda in relation to the Property except third party contracts which exceed $50,000 in a single year for which the overhead fee will be 3%, and any construction or development contracts in excess of $100,000 to which a 1% overhead fee shall apply. In the event that a Joint Venture is formed pursuant to Section 22(a), the Operator shall be entitled to charge to the Joint Venture and to be paid an identical overhead fee until the Management Committee approves a Feasibility Study. Irrespective of whether a Joint Venture is formed pursuant to Section 22(a) or (b), overhead fees on all expenditures from the date of the Management Committee's approval of a Feasibility Study shall be renegotiated and shall be based upon usual business practice for preproduction and an operating mine, it being the intention of the parties that the Operator shall neither make a profit nor operate at a loss.

2.

Dilution. Following the formation of a Joint Venture, the Interest of a party may be diluted in the event that a party elects pursuant to Section 27 to participate in a work plan and budget in a proportion less than its Interest or a party fails to contribute its Participating Interest share of a cash call pursuant to Section 28. Should either Seabridge or Noranda have its Interest reduced to 10% or less, then such party shall have its Interest converted to a 1% Net Smelter Return royalty which shall be calculated and paid in accordance with the provisions of Schedule "B" attached hereto ("Royalty"). The reduction or conversion to a Royalty of a party's Interest shall not relieve such party of its share of any liability, whether it accrued before or after reduction or conversion, arising out of operations conducted prior to such reduction or conversion. A party's share of such liability shall be equal to its Interest at the time that such liability was incurred.

3.

Right of First Offer. Each party shall have a right of first offer on any proposed transfer, assignment or other disposition ("Sell") by the other party of all or any portion of the interest in this Agreement or the Interest held by that party, which, for these purposes, shall include a Royalty, held by a party. A party that wishes to Sell all or any portion of its interest in this Agreement or its Interest shall first offer to Sell same to the other party for a price and on terms established by the party proposing to Sell. If the other party does not accept such offer within 30 days, the party proposing to Sell shall, for a period of 90 days, be entitled to Sell its offered interest in this Agreement or its offered Interest, as the case may be, to a third party for the same or greater price and on the same terms or terms no more favourable to the third party. For the purposes of this section share consideration shall be considered to have the same price as its market value.

1.

 Taking Production in Kind Each party shall be entitled to take all ores, concentrates or other material produced as a result of the exploitation and use of the Property by the Joint Venture in kind in proportion to their respective Interests at the time such production by the Joint Venture is completed.

2.

First Right to Purchase or Treat. Seabridge acknowledges and agrees that Noranda retains the right to purchase or treat all but not part (unless mutually agreed) of Seabridge's share of ore or concentrate produced from the Property. The purchase price and other purchase terms shall be determined by good faith negotiation between the parties provided that the terms of sale are such that they would be reasonably agreeable at that time to a third party acting at arm's length.

GENERAL

3.

Dropping Claims After Vesting. Upon Noranda earning its Interest in the Property, Seabridge acknowledges and agrees that Noranda has the right at any time at its sole discretion to drop or abandon any or all of its Interest in the claims or area comprising the Property provided that the Noranda shall give Seabridge thirty (30) days notice of its intention to do so and Seabridge may give notice to Noranda, within such 30 day period, electing to have Noranda transfer its Interest in such claims to it. Upon receipt of such notice from Seabridge, Noranda shall forthwith transfer its Interest in such claims to Seabridge. In the event that Seabridge does not so elect or fails to respond to Noranda's notice within such 30 day time period, then Noranda may abandon its Interest in such claims. Subsequent to the abandonment or transfer of its Interest to Seabridge in a claim or area comprising part of the Property, the definition of Property shall exclude such claim or area and Noranda shall have no further obligations or responsibilities in respect of such abandoned or transferred claims.

4.

 Automatic Termination After Vesting. In the event Noranda abandons or transfers to Seabridge its Interest in the claims which comprise the whole of the Property, then this Agreement shall thereupon terminate and Noranda shall have no further obligations or responsibilities in respect of the Property, including, without limitation, any Royalty.

5.

Area of Interest. Should either party acquire claims, exploration permits, mining leases or any other form of mineral rights or interest therein ("property") from a third party or the Crown after the execution of this Agreement within an area of interest as lying within the Property and the area lying within five (5) kilometres of the outer boundaries of such Property ("Area of Interest") it shall promptly offer the other party the option to acquire an interest in such property in the same proportion as the Interest which such party then holds in the Property and, if such offer is accepted by such party, shall promptly transfer such interest to such party whereupon such property shall be added to the Joint Venture. In consideration for such transfer, the party acquiring the interest shall reimburse the party selling the interest for the costs incurred by that party on the acquisition, exploration or development of the acquired property in proportion to the interest transferred. If no Joint Venture is formed hereunder, this Area of Interest obligation shall terminate when the Agreement terminates.

1.

Commercial Production. Seabridge acknowledges and agrees that Noranda shall not be under any obligation whatsoever to place the Property into commercial production, and if placed into commercial production, the Operator shall have the right at any time to curtail or suspend such commercial production as the Operator in its absolute discretion deems advisable.

2.

Confidentiality and Press Releases. Seabridge agrees that the entering into of this Agreement and all data and information provided to or received by Seabridge from Noranda with respect to the Property shall be treated as confidential. Seabridge shall not disclose such information to third parties without obtaining the prior written consent of Noranda, such consent not to be unreasonably withheld, unless law or regulatory authority having jurisdiction requires the disclosure. Neither party shall make any publication or declaration or publicly divulge any information relating to the Property or this Agreement without obtaining the prior consent in writing from the other party. Such consent shall not be unreasonably withheld and cannot be withheld where applicable law requires public disclosure of such information. Each party shall provide no less than 24 hours advance notice to the other party to review any press release or public disclosure that it proposes with respect to this Agreement or the Property.

3.

Force Majeure. No party hereto shall be liable to the others and no party hereto shall be deemed in default under this Agreement for any failure or delay to perform any of its obligations within the times specified under this Agreement if such failure or delay is caused by or arises out of any act not within the control of the party, excluding lack of funds but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, acts of the public enemy, riots, fire, storm, flood, explosion, government restriction, aboriginal land claims, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of third party specific interests groups or other causes whether of the kind enumerated above or otherwise which is not reasonably within the control of the party. No right of a party shall be affected for failure or delay of the party to meet any condition of this Agreement, which failure or delay is caused by one of the events above referred to, and all times provided for in this Agreement shall be extended for a period commensurate with the period of the delay, and so far as possible the party affected will take all reasonable steps to remedy the delay caused by the events above referred to provided, however, that nothing contained in this section shall require any party to settle any industrial dispute or to test the constitutionality of any law enacted by any Province or the Federal Government of Canada. Any party relying on the provisions of this section shall forthwith give notice to the other party of the commencement of such event and of its termination.

4.

Entire Agreement. This Agreement including Schedules "A" and "B" attached hereto, constitutes the entire Agreement between Seabridge and Noranda pertaining to the Property and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written between Seabridge and Noranda, and there are no warranties, representations or other agreements between Seabridge and Noranda in connection with the Property except as set forth herein.

5.

Headings. Headings in this Agreement are for reference and convenience only with no legal significance and do not expand, amend, alter or influence in any way the substantive provisions of the sections to which they refer.

6.

Currency. ! nless specified otherwise, references in this Agreement to monetary amounts are expressed in Canadian currency.

7.

Further Assurances and Agreements. Each of the parties to this Agreement shall take all such further steps and execute all such further and other documentation as may be necessary in order to more fully give effect to the provisions of this Agreement.

8.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

If the foregoing terms and conditions accurately reflect our agreement please sign all three copies and return two of them to my attention and this agreement shall be binding on the parties.

Yours truly, NORANDA INC.

Tony Green

General Manager, Zinc and Canadian Copper Exploration

Robin Adair

Manager, Canadian Exploration

SEABRIDGE GOLD INC. agrees to the above Agreement as written this

13 day of September, 2002.

Rudi Fronk, President and Chief Executive Officer

This is SCHEDULE "A" to the letter agreement
dated the 2002
between
NORANDA INC.
and
Seabridge Resources Inc.

------------------------------------------------------------------------------
PROPERTY DESCRIPTION

Tenure Previously		Name	Type	NTS	Size (Ha) Size (un) Recorded			Expiry
250377	150	Ed No.1	4-post	104-B-09-E-B	50	2	26-Aug-75	26-Aug-03
250378	151	Ed No.2	4-post	104-B-09-E-B	25	1	26-Aug-75	26-Aug-03
250379	153	Tedray No.1	4-post	104-B-09-E-B	50	2	26-Aug-75	26-Aug-03
250380	154	Tedray No.2	4-post	104-B-09-E-B	25	1	26-Aug-75	26-Aug-03
250381	155	Tedray No.3	4-post	104-B-09-E-B	75	3	26-Aug-75	26-Aug-03
250382	158	Tedray No.6	4-post	104-B-09-E-B	375	15	26-Aug-75	26-Aug-03
250383	159	Tedray No.7	4-post	104-B-09-E-B	50	2	26-Aug-75	26-Aug-03
250384	160	Tedray No.8	4-post	104-B-09-E-B	25	1	26-Aug-75	26-Aug-03
250385	161	Tedray No.9	4-post	104-B-09-W-C	225	9	26-Aug-75	26-Aug-03
250386	162	Tedray No.10	4-post	104-B-08-W-F	75	3	26-Aug-75	26-Aug-03
250387	163	Tedray No.11	4-post	104-B-08-W-F	100	4	26-Aug-75	26-Aug-03
250389	165	Tedray 13	4-post	104-B-08-W-F	200	8	26-Aug-75	26-Aug-03
250396	315	Iron Cap I	4-post	104-B-09-E-B	50	2	7-Sep-76	7-Sep-03
250397	316	Iron Cap II	4-post	104-B-09-E-B	25	1	7-Sep-76	7-Sep-03
250398	317	Iron Cap III	4-post	104-B-09-E-B	50	2	7-Sep-76	7-Sep-03
250817	1861	Xray 1	4-post	104-B-09-E	25	1	12-Oct-79	12-Oct-03
250818	1862	Xray 2	4-post	104-B-09-E	50	2	12-Oct-79	12-Oct-03
250819	1863	Xray 3	4-post	104-B-09-W	50	2	12-Oct-79	12-Oct-03
250820	1864	Xray 4	4-post	104-B-09-W	150	6	12-Oct-79	12-Oct-03
250821	1865	Xray 5	4-post	104-B-09-E	50	2	12-Oct-79	12-Oct-03
250822	1866	Xray 6	4-post	104-B-09-E	50	2	12-Oct-79	12-Oct-03
250886	2409	Iron Cap 4	4-post	104-B-09-E	25	1	30-Jun-80	30-Jun-07
250887	2410	Iron Cap 5	4-post	104-B-09-E	25	1	30-Jun-80	30-Jun-07
250888	2411	Ice 1	4-post	104-B-09-E	50	2	30-Jun-80	30-Jun-03
250889	2412	Ice 2	4-post	104-B-09-E	75	3	30-Jun-80	30-Jun-03
250890	2413	Tedray 14	4-post	104-B-08-W	50	2	30-Jun-80	30-Juii-03
250911	2582	Sulphurets 1 Fr.	Fractional	104-B-09-W	0	1	23-Sep-80	23-Sep-02
250912	2583	Sulphurets 2 Fr.	Fractional	104-B-09-W	0	1	23-Sep-80	23-Sep-02
250913	2584	Iron Cap 6	4-post	104-B-09-E	50	2	23-Sep-80	23-Sep-02
250914	2585	Iron Cap 7	4-post	104-B-09-W	50	2	23-Sep-80	23-Sep-02
250915	2586	Tedray15	4-post	104-B-08-W	100	4	23-Sep-80	23-Sep-02
250933	2643	Tedray16	4-post	104-B-09-W	300	12	3-Nov-80	3-Nov-03
250934	2644	Tedray17	4-post	104-B-08-W	100	4	3-Nov-80	3-Nov-03
250935	2645	Tedray18	4-post	104-B-08-W	100	4	3-Nov-80	3-Nov-03
250936	2646	Tedray 19	4-post	104-B-08-W	50	2	3-Nov-80	3-Nov-03
250937	2647	Ice 3	4-post	104-B-09-E	50	2	3-Nov-80	3-Nov-03
250938	2648	Sulpherets 3 Fr.	Fractional	104-B-09-E	0	1	3-Nov-80	3-Nov-03
250987	3111	Ice 4	4-post	104-B-09-E	300	12	30-Jun-81	30-Jun-07
251079	3662	Kerr 7	4-post	104-B-08-E	150	6	17-Dec-82	17-Dec-03
251080	3663	Kerr 8	4-post	104-B-08-E	400	16	17-Dec-82	17-Dec-03
251081	3664	Kerr 9	4-post	104-B-08-E	250	10	17-Dec-82	17-Dec-03

251082	3665	Kerr 10	4-post	104-B-08-E	225	9	17-Dec-82	17-Dec-03
251083	3666	Kerr 12	4-post	104-B-08-W-F	500	20	17-Dec-82	17-Dec-03
251084	3669	Kerr 15	4-post	104-B-08-W-F	400	16	17-Dec-82	17-Dec-03
251085	3697	Kerr 41	4-post	104-B-08-W	500	20	20-Dec-82	20-Dec-03
251184	4690	Kerr 99	4-post	104-B-08-W-F	500	20	30-Oct-84	30-Oct-03
251280	5101	OK #1	4-post	104-B-09-W-C	450	18	10-Dec-85	10-Dec-02
251281	5102	OK #2	4-post	104-B-09-W-C	500	20	10-Dec-85	10-Dec-02
251917	6286	Kerr 100	4-post	104-B-08-W	250	10	17-Jul-87	17-Jul-03
252135	6725	Kerr 101	4-post	104-B-08-W	375	15	30-Jun-88	30-Jun-03
252206	6884	Kerr 102	4-post	104-B-08-W	500	20	23-Aug-88	23-Aug-03
252207	6885	Kerr 103	4-post	104-B-08-W	250	10	23-Aug-88	23-Aug-03
252208	6886	Kerr 104	4-post	104-B-08-W	150	6	23-Aug-88	23-Aug-03
254268	9063	Kerr 2P1	2-post	104-B-08-W-F	25	1	10-Aug-90	10-Aug-03
254269	9064	Kerr 2P2	2-post	104-B-08-W-F	25	1	10-Aug-90	10-Aug-03
254270	9065	Kerr 2P3	2-post	104-B-08-W-F	25	1	10-Aug-90	10-Aug-03
254271	9066	Kerr 2P4	2-post	104-B-08-W-F	25	1	10-Aug-90	10-Aug-03
302498		Marmont Fr.	Fractional	104-B-09-E-G	0	1	11-Jul-91	11-Jul-03
305411		Sul 1	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305412		Sul2	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305413		Sul3	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305414		SuI4	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305415		Sul5	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305416		Sul6	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305417		Sul7	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305418		Sul8	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305419		Sul9	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02
305420		Sul 10	Placer	104-B-08-W-F	25	1	28-Sep-91	28-Sep-02

NORANDA/SEABRIDGE

Kerr/sulphsides Property BC

This is SCHEDULE "A" (continued) to the letter agreement
dated the 2002
between
NORANDA, INC.
and
Seabridge Resources Inc.
Map

417500E
420000E
422500E
425000E
6267500N
6265000N
6262500N
6260000N
6257500N
6255000N
250888 Ice 1
250886 Iron Cap 4
250396 Iron Cap I
250397 Iron Cap II
250914 Iron Cap 7
250913 Iron Cap 6
250887 Iron Cap 5
250380 Tedray No. 2
250379 Tedray No. 1
250398 Iron Cap III
250987 Ice 4
251280 OK #1
250381 Tedray No. 3
250819 Xray 3
250818 Xray 2
250817 Xray 1
250937 Ice 3
250820 Xray 4
250821 Xray 5
250889 Ice 2
250912 Sulphurets 2 Fr.
250822 Xray 6
250938 Sulphurets 3 Fr.
251281 OK #2
250382 Tedray No. 6
Placer Claims
250383 Tedray No. 7
250377 Ed No. 1
250384 Tedray No. 8
250933 Tedray 16
250911 Sulphurets 1 Fr.
250378 Ed No. 2
305419 Sul 9
104-B-09
104-A-12
104-B-08
104-A-05
305418 Sul 8
305416 Sul 6
250934 Tedray 17
250915 Tedray 15
250387 Tedray No. 11
250385 Tedray No. 9
250386 Tedray No. 10
250936 Tedray No. 19
305417 Sul 7
305415 Sul 5
305414 Sul 4
305412 Sul 2
302498 Marmont Fr.
305411 Sul 1
305420 Sul 10
250935 Tedray 18
305413 Sul 3
250890 Tedray 14
250389 Tedray 13
251085 Kerr 41
251082 Kerr 10
251079 Kerr 7
252135 Kerr 101
251917 Kerr 100
254268 Kerr 2P1
254269 Kerr 2P2
254271 Kerr 2P4
251081 Kerr 9
252207 Kerr 103
252206 Kerr 102
254270 Kerr 2P3
252208 Kerr 104
Scale
0
1000
2000
metres
251184 Kerr 99
251083 Kerr 12
251080 Kerr 8
251084 Kerr 15
The CLAIM GROUP
Kerr-Sulphside Property
Location Map
COMPILED: SWD
SCALE:
DATUM: NAD 83
DRAFTED: SWD
REVISED BY: SWD
PLAN: Kerr-Sulphside
DATE: 23 AUG 02
DATE: 04 SEP 02
MAP No.:

This is SCHEDULE "B" to the letter agreement
dated, 2002
between

NORANDA INC.

and
Seabridge Resources Inc.

NET SMELTER RETURNS

This is Schedule "B" referred to in the Agreement between Noranda and Seabridge Resources Inc. (the "Seabridge") relating to the payment of the NSR Royalty:

1.

"Net Smelter Returns" means, subject to the provisions hereof, the actual amount of payment received or deemed to have been received by the owner of the Property or its successor or successors in interest to the Property (the "Owner") from any refinery, smelter, mint or other purchaser ("Purchaser", which term may include a purchaser affiliated with the Owner) for ores mined and extracted from the Property (but excluding materials extracted for bulk sampling purposes) and delivered for treatment, tolling, smelting, refining, minting and/or sale ("Products"), such to include any proceeds of insurance collected on Products. In calculating Net Smelter Returns, there shall be deducted therefrom

(a)

costs of transporting Products, costs of sampling, assaying, representation and umpire charges respecting the Products, costs of charges and penalties for smelting, refining and/or similar treatment of the Products, reasonable costs or charges with respect to the sale and/or marketing of Products, costs of all insurance premiums for insurance of the Products after the Products have left the Property, and

(b)

any government royalties, duties and other assessments and any sales, excise, production, import, export, extraction, ad valorem, goods and service and other taxes on such Products (but not income taxes) if such charges are based on production of Products and payable out of the net or gross proceeds received or shown as deductions therefrom

 2. If Products are delivered to or smelted and/or refined by the Owner as the Purchaser, or sold to or smelted or refined by any third party which is affiliated with the Owner, the Products shall for purposes hereof be deemed to have been delivered, sold, smelted and/or refined, as the case may be:

(a)

on a fair, representative and reasonable composite of the commercial terms under which the Owner is delivering Product to independent purchasers (excluding any spot transactions); or

(b)

if there is no such independent purchaser agreement then in effect, then at prices, costs and charges equivalent to the competitive rates of independent purchasers, or similar smelters or refiners, as the case may be, in arm's length transactions for products of like grades and quality in the marketplace at the time of the sale, or smelting and/or refining, of the Products (excluding any spot transactions).

If the Owner uses its own or leased equipment (or equipment of an affiliated entity) to transport Products, the costs of transporting Products for the purpose of determining the amount of the Net Smelter Returns shall not exceed the firm rates quoted by other competent and reliable haulers who are ready, willing and able to transport such Products. If the Owner markets or sells Products through an affiliated entity, the costs of such for the purpose of determining the amount of Net Smelter Returns shall not exceed those customarily charged for like services in the industry from a non-affiliated party.

1.

Each party further acknowledges and agrees that the Owner shall have the right to market and sell or refrain from selling Products in any manner it may elect, that the Owner shall have the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements which may involve the possible delivery of Products and that the royalty holder shall not be entitled to participate in any profits nor be obligated to share in any losses generated by said activities. Accordingly, with respect to gold and/or silver produced, the actual amount of payment received by the Owner shall in all cases be deemed to be the amount equal to the relevant number of ounces received by the Owner from commercial production on the Property times, in the case of gold, the gold price per ounce as quoted by the London Bullion Brokers' P.M. Gold fixing (or other equivalent quotation) and, in the case of silver, the silver price per ounce quoted by Handy and Harman (or other equivalent quotation) on the date (the "Out-turn Date") that the relevant mint, refiner or smelter credits the Owner's account with refined gold or silver, as the case may be. With respect to any metals other than gold or silver produced, and in the event the Owner delivers Product to satisfy its delivery obligations arising from any such futures or other forward trading or hedging activities, the proceeds received by the Owner shall, for the purposes hereof, be deemed to be the relevant London Metal Exchange official settlement quotation (or other equivalent or generally accepted quotation) on the date prior to the day any such delivery is made.

2.

The Owner shall cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of the NSR Royalty and the reasonable verification thereof. Net Smelter Returns shall be calculated at the end of each calendar quarter in which revenues are received from the production of Products and thereafter at the end of each subsequent calendar quarter during which revenues are received as aforesaid. The quarterly calculations, except for the last calendar quarter, of Net Smelter Returns, shall be submitted to the royalty holder within 60 days after the quarter involved. The calendar year-end calculation of Net Smelter Returns shall be submitted to the royalty holder within 120 days after the end of the calendar year. The year end calculation of Net Smelter Returns and the records relating thereto shall be reviewed by chartered accountants designated by the Owner (which may be the auditor of the Owner), and copies of such chartered accountant's report thereon shall be delivered to the Owner and the royalty holder. The royalty holder shall have 90 days after receipt of any report to object thereto in writing to the Owner and, failing such objection, such report shall be deemed correct. If the royalty holder shall object to any such report and request a review, the chartered accountant(s) shall be directed to review the records for the period in question and all costs relating to such review shall be paid by the Owner if the original report is found to be in error to the benefit of the Owner and, if not, by the royalty holder. In addition, the royalty holder may, on reasonable notice and its own cost, ask for and carry out an independent review of the Owner's books of account, records and supporting materials covering all matters relevant to the calculation of the NSR Royalty the Owner shall for such purpose at the royalty holders sole cost, permit agents of the royalty holder to inspect and review and make copies from the aforesaid books of account, records and supporting materials relevant to the calculation of Net Smelter Returns. In the event that the royalty holder undertakes such inspection and review and following such inspection and review the calculation and verification of Net Smelter Returns for the purpose of the determination of the NSR Royalty is found to have been in error to the benefit of the Owner, all reasonable costs relating to such inspection and review shall be paid by the Owner.

1.

Payment to the royalty holder of the NSR Royalty shall be made by the Owner within 60 days after the end of each calendar quarter based on the aforesaid calculations, other than the last calendar quarter in any year with respect to which the payment will be as estimated by the Owner. Forthwith upon receipt of the calculation of Net Smelter Returns for the year subject to such calculation, adjustments without interest in respect of the NSR Royalty for such year shall be made based upon the final statements so prepared for such year. For greater certainty, acceptance by the royalty holder of any payment made by the Owner hereunder shall not prejudice the right of the royalty holder to protest or question the correctness of the amount of any such payment as contemplated herein.

2.

Nothing in this Schedule or the Agreement shall in any way limit the Owner's rights as the owner of the Property or its interest therein, including without limitation its rights to set up such mining organisation as it sees fit to bring the Property into production (in partnership with others or otherwise), to manage and operate the mining organisation, to commence, curtail, expand or terminate production from time to time and to market and sell Products in such manner, as it may in its sole discretion decide, including the right to pre-sell such Products. The Owner may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process or upgrade the ores and concentrates produced from ores mined from the Property prior to delivery to a Purchaser.

noranda

Mr. Rudi P. Fronk

President and CEO

Seabridge Gold Inc.

172 King Street East, 3`a Floor Toronto, Ontario

M5A 1J3

(416) 367-9292

Dear Mr. Fronk:

Subject: Kerr — Sulphside Property, British Columbia

We refer to the option and joint venture agreement relating to the above property between Seabridge Gold Inc. ("Seabridge") and Noranda Inc. ("Noranda') dated September 13, 2002 (the "Option and Joint Venture Agreement"). This letter shall amend and/or supplement the terms of the Option and Joint Venture Agreement as follows:

1.

In the final paragraph of the preamble of the Option and Joint Venture Agreement, the date "September 30, 2003" shall be amended to read "December 30, 2003".

2.

In consideration for agreeing to an extension of the period in which to attempt to satisfy the conditions set out in the preamble of the Option and Joint Venture Agreement, Noranda agrees that it shall either (A) be responsible for paying annual rentals or holding fees, including fees payable for maintaining the mining claims, filing reports with government agencies, applying work assessment credits to the claims and otherwise maintaining the Property in good standing during the period from August 1, 2003 to December 30, 2003 or (B) maintain the Property in good standing during such period by obtaining an extension or deferral of any or all of these obligations from the British Columbia Ministry of Energy and Mines.

3.

Until December 30, 2003, and notwithstanding that Noranda may not have delivered to Seabridge the notice contemplated in the final paragraph of the preamble of the Option and Joint Venture Agreement confirming that the conditions set out in the preamble have been satisfied, Noranda, or any third party contracted by Noranda for this purpose, shall be entitled to enter upon the Property to conduct geological, geochemical and environmental work. Notwithstanding Section 38 of the Option and Joint Venture Agreement, Noranda shall be entitled to furnish environmental information relating to the Property that it obtains as a result of conducting such activities to the Province of British Columbia as part of the process of obtaining an environmental indemnity agreement from the Province of British Columbia with respect to historical work carried out on the Property. All activities on the Property conducted by Noranda, or by a third party contracted to Noranda, prior to December 30, 2003, shall be at the sole risk and cost of Noranda.

4.

This amending agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

If the foregoing terms and conditions accurately reflect our agreement to amend the Option and Joint Venture Agreement please sign all three copies and return two of them to my attention and this agreement shall be binding on the parties.

Yours truly,

NORANDA INC.

SEABRIDGE GOLD INC. agrees to the above Agreement as written this~ day of July, 2003.

                                        Dated July 29, 2003

Rudi Fronk

President and Chief Executive Officer